CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 45 to the Registration Statement
(Form N-1A, No. 811-07318) of Pioneer International Equity Fund, and to the incorporation by reference of our report, dated January 29, 2020, on Pioneer International Equity Fund (one of the funds comprising the Pioneer Series Trust VIII) in the Annual Reports to Shareholders for the fiscal year ended November 30, 2019.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
March 24, 2020